EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements Nos. 333-139435, 333-146141, 333-151644, 333-161832, 333-161834, 333-164261, 333-165916, 333-168330 and 333-173646 on Form S-8 and 333-164290 and 333-177118 on Form S-3 of our report dated February 28, 2012, relating to the consolidated financial statements of Netlist, Inc. and subsidiaries, appearing in this Annual Report on Form 10-K of Netlist, Inc. for the year ended December 31, 2011.

/s/ KMJ CORBIN & COMPANY LLP
Costa Mesa, California
February 28, 2012